Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

BIO-key International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.0001 per share(4)	Rule 457(c)	2,061,112	$0.6801	$1,401,762.27	0.0001531	$214.61
Total Offering Amounts					$1,401,762.27		$214.61
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$214.61

(1)

Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act of 1933 based on $0.6801 per share, which represents the average of the high and low sales prices of the Company’s common stock on October 10, 2024, as reported on The Nasdaq Capital Market.

(3)	The Company will not receive any proceeds from the sale of its common stock by the selling stockholder.
(4)	Consists of 2,061,112 shares of common stock issuable upon the exercise of Series A Warrants and Series B Warrants at an exercise price of $1.85 per share.